EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2017 Results
ATLANTA, November 1, 2017 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter ended September 30, 2017.

Highlights for the Three Months Ended September 30, 2017:

•	Reported Net Income Applicable to Common Stockholders of $0.87 per diluted share;

•	Achieved Core Funds From Operations ("Core FFO") of $0.42 per diluted share;

•	Reported a 5.2% increase in Same Store NOI- Cash Basis;

•	Completed approximately 450,000 square feet of leasing during the third quarter, approximately 45% of which related to new leases;

•
Sold Two Independence Square, an approximately 606,000 square foot office building located in Washington, D.C., for an approximately $110 million gain, which is included in the Company's results for the quarter;

•	Sold 8560 Upland Drive, the Company's last asset located in the Denver, CO market; and

•	With the pay down of debt using disposition proceeds, decreased leverage levels and substantially improved debt metrics.

Donald A. Miller, CFA, President and Chief Executive Officer, commented, "We saw a continued modest leasing environment during the third quarter, but feel optimistic regarding expected leasing volume headed into the last quarter of the year. The completion of the sale of Two Independence Square allowed us to capture a significant gain for our stockholders while reducing our total exposure to the Washington, D.C. market and strengthening our balance sheet by using the proceeds to pay down debt.”

Results for the Quarter ended September 30, 2017

Piedmont recognized net income applicable to common stockholders for the three months ended September 30, 2017 of $126.1 million, or $0.87 per diluted share, as compared with a loss of $13.1 million, or $(0.09) per diluted share, for the three months ended September 30, 2016. The current quarter included approximately $113.2 million, or $0.78 per diluted share, of gains related to the sales of real estate assets, whereas the prior quarter included an approximately$23.0 million, or $(0.16) per diluted share, impairment loss.

Funds From Operations ("FFO"), which removes the impact of the gains on sales and impairment loss mentioned above, as well as depreciation and amortization, and Core FFO, which further removes the impact of acquisition expenses, were both $0.42 per diluted share for the three months ended September 30, 2017, compared to $0.41 and $0.42 per diluted share in FFO and Core FFO, respectively, for the three months ended September 30, 2016.

Revenues and property operating costs were $137.6 million and $54.1 million, respectively, for the three months ended September 30, 2017, both comparable with the third quarter of 2016, as increases in these items associated with new leases commencing and properties acquired over the last twelve months substantially offset decreases associated with the sale of eight properties since July 1, 2016.

General and administrative expense was $6.6 million for the three months ended September 30, 2017, compared to $7.4 million for the same period in 2016, primarily as a result of decreased accruals for potential stock-based compensation expense during the current period.

Equity in income of unconsolidated joint ventures was approximately $3.8 million for the three months ended September 30, 2017, reflecting an approximate $3.7 million gain associated with the sale of the Company's proportionate share of 8560 Upland Drive during the quarter.

Gain on sale of real estate assets was $109.5 million for the three months ended September 30, 2017, reflecting the gain on sale of our Two Independence Square building, located in Washington, D.C. mentioned above.

Leasing Update

The Company's leasing volume for the quarter ended September 30, 2017 totaled approximately 447,000 square feet, with approximately 203,000 square feet of that volume related to new leases. Leasing highlights for the quarter included the following:

Detroit, MI - FCA US, LLC (Fiat Chrysler) renewed its 210,000 square foot lease for five years at 1075 West Entrance in Auburn Hills, MI;

Orlando, FL - WithumSmith+Brown PC signed an approximately 20,000 square foot, 12-year new lease at SunTrust Center, in downtown Orlando, FL; and Robinhood Markets, Inc. signed a new approximately 14,000 square foot, 7+ year lease at 500 TownPark, in Lake Mary, FL.
Also in Florida, the law firm of Phelan Hallinan Diamond & Jones completed an approximately 19,000 square foot, 10+ year new lease at 2001 NW 64th Street in Ft. Lauderdale, FL.
Washington, D.C. - A business analytics software company signed an approximately 15,000 square foot, 10+ year new lease at 4250 North Fairfax Drive in Arlington, VA.

Also in the Washington, D.C. area, Federal Advisory Partners completed an approximately 12,000 square foot, 11+ year new lease at 3100 Clarendon Boulevard Arlington, VA.

The Company's leased percentage was 89.2%, and weighted average lease term was approximately 6.5 years as of September 30, 2017, both down from the second quarter of 2017 primarily due to the expiration of two leases in our Washington, D.C. portfolio as well as the sale of the 100% leased Two Independence Square building during the quarter. Same Store NOI increased 5.2% and 1.1% on a cash and accrual basis, respectively, compared to the third quarter of the prior year, primarily reflecting the expiration of abatement periods and the commencement of leases over the last twelve months. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant lease abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional and Financing Activity

During the third quarter, the Company successfully completed two sales:

•
Two Independence Square, located at 300 E Street, S.W. in Washington D.C for approximately $360 million, or $593 per square foot. The 606,000 square foot, 9-story, office building is 100% leased and has served as the headquarters for the National Aeronautics and Space Administration (NASA) since its construction.

•
8560 Upland Drive, an approximately 149,000 square foot office/warehouse building, which was Piedmont's last asset in the Denver, CO market, as well as the last asset held through an unconsolidated joint venture for approximately $17.6 million.

The net sales proceeds of the above dispositions were used to repay the balance outstanding on the Company's $500 million line of credit and a $140 million maturing mortgage, thereby improving leverage ratios and debt metrics and providing capacity for strategic acquisition opportunities should they arise.

During the third quarter of 2017, the Company repurchased almost 200,000 shares of common stock under its share repurchase program at an average price of $19.92 per share, or approximately $3.9 million. As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $246.1 million under the stock repurchase plan.

Fourth Quarter 2017 Dividend Declaration

On October 31, 2017, the board of directors of Piedmont declared dividends for the fourth quarter of 2017 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 24, 2017, payable on January 4, 2018.

Guidance for 2017

Based on management's expectations for the remainder of the year, the Company is narrowing its previously issued guidance for full-year 2017 as follows:

(in millions, except per share data)	Low		High
Net Income	$176	-	$178
Add:
Depreciation	121	-	124
Amortization	75	-	76
Less: Gain on Sale of Real Estate Assets	(119)	-	(121)
NAREIT FFO and Core FFO applicable to Common Stock	$253		$257
NAREIT FFO and Core FFO per diluted share	$1.74	-	$1.76

These estimates reflect the Company disposing of more assets (net of acquisitions) during calendar 2017 than originally anticipated and management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including acquisitions and dispositions, as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended September 30, 2017 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash basis), Property NOI (cash basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may affect its operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, November 2, 2017 at 11:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through 11 A.M. EST on November 16, 2017, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 21787. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2017 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended September 30, 2017 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select submarkets located primarily within eight major U.S. office markets. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 19 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's optimism regarding it's expected leasing volume and whether it will result in actual leasing volume during the fourth quarter of the year and the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2017.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, and/or socio-economic changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of our Annualized Lease Revenue; lease terminations or lease defaults, particularly by one of our large lead tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2016.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$614,934	$617,138
Buildings and improvements	3,649,268	3,610,360
Buildings and improvements, accumulated depreciation	(926,105)	(856,254)
Intangible lease assets	171,965	208,847
Intangible lease assets, accumulated amortization	(93,265)	(109,152)
Construction in progress	8,957	34,814
Real estate assets held for sale, gross	—	314,258
Real estate assets held for sale, accumulated depreciation and amortization	—	(88,319)
Total real estate assets	3,425,754	3,731,692
Investments in and amounts due from unconsolidated joint ventures	49	7,360
Cash and cash equivalents	36,108	6,992
Tenant receivables, net of allowance for doubtful accounts	12,802	26,494
Straight line rent receivables	182,609	163,789
Restricted cash and escrows	1,260	1,212
Prepaid expenses and other assets	28,232	23,201
Goodwill	98,918	98,918
Interest rate swaps	34	—
Deferred lease costs, less accumulated amortization	274,884	298,695
Other assets held for sale, net	—	9,815
Total assets	$4,060,650	$4,368,168
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,511,663	$1,687,731
Secured debt, net of premiums and unamortized debt issuance costs	191,923	332,744
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	108,120	165,410
Deferred income	29,970	28,406
Intangible lease liabilities, less accumulated amortization	41,064	48,005
Interest rate swaps	3,915	8,169
Total liabilities	1,886,655	2,270,465
Stockholders' equity :
Common stock	1,453	1,452
Additional paid in capital	3,676,706	3,673,128
Cumulative distributions in excess of earnings	(1,511,428)	(1,580,863)
Other comprehensive income	5,400	2,104
Piedmont stockholders' equity	2,172,131	2,095,821
Non-controlling interest	1,864	1,882
Total stockholders' equity	2,173,995	2,097,703
Total liabilities and stockholders' equity	$4,060,650	$4,368,168

Number of shares of common stock outstanding as of end of period	145,295	145,234

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Revenues:
Rental income	$113,350	$113,821	$361,048	$340,326
Tenant reimbursements	23,796	24,163	72,340	70,000
Property management fee revenue	441	501	1,341	1,478
Total revenues	137,587	138,485	434,729	411,804
Expenses:
Property operating costs	54,090	54,867	165,253	161,438
Depreciation	30,000	31,610	90,827	94,948
Amortization	18,123	18,640	57,852	53,848
Impairment loss on real estate assets	—	22,951	—	33,901
General and administrative	6,618	7,429	23,250	23,518
Total operating expenses	108,831	135,497	337,182	367,653
Real estate operating income	28,756	2,988	97,547	44,151
Other income (expense):
Interest expense	(16,183)	(15,496)	(52,661)	(48,294)
Other income/(expense)	290	(720)	228	(467)
Net recoveries from casualty events	—	34	—	34
Equity in income of unconsolidated joint ventures	3,754	129	3,872	354
Total other expense	(12,139)	(16,053)	(48,561)	(48,373)
Income/(loss) from continuing operations	16,617	(13,065)	48,986	(4,222)
Discontinued operations:
Operating income	—	1	—	—
Income from discontinued operations	—	1	—	—
Gain/(loss) on sale of real estate assets	109,512	(57)	115,951	73,758
Net income/(loss)	126,129	(13,121)	164,937	69,536
Plus: Net income applicable to noncontrolling interest	4	14	10	7
Net income/(loss) applicable to Piedmont	$126,133	$(13,107)	$164,947	$69,543
Weighted average common shares outstanding - diluted*	145,719	145,669	145,680	145,601
Per Share Information -- diluted:
Net income applicable to common stockholders	$0.87	$(0.09)	$1.13	$0.48

*Number of shares of common stock outstanding as of end of period	145,295	145,234	145,295	145,235

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
GAAP net income applicable to common stock	$126,133	$(13,107)	$164,947	$69,543
Depreciation of real estate assets(1) (2)	29,774	31,451	90,335	94,532
Amortization of lease-related costs(1)	18,107	18,640	57,828	53,880
Impairment loss on real estate assets	—	22,951	—	33,901
(Gain)/loss on sale of real estate assets (1)	(113,195)	57	(119,634)	(73,758)
NAREIT Funds From Operations applicable to common stock*	60,819	59,992	193,476	178,098
Acquisition costs	—	955	6	972
Net recoveries from casualty events	—	(34)	—	(34)
Core Funds From Operations applicable to common stock*	60,819	60,913	193,482	179,036
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	634	653	1,892	1,943
Depreciation of non real estate assets	218	216	597	595
Straight-line effects of lease revenue (1)	(3,602)	(4,140)	(15,939)	(15,115)
Stock-based and other non-cash compensation	1,250	1,931	4,202	5,336
Net effect of amortization of below-market in-place lease intangibles (1)	(1,720)	(1,152)	(4,890)	(3,680)
Acquisition costs	—	(955)	(6)	(972)
Non-incremental capital expenditures (3)	(5,229)	(6,982)	(21,974)	(23,433)
Adjusted funds from operations applicable to common stock*	$52,370	$50,484	$157,364	$143,710
Weighted average common shares outstanding - diluted**	145,719	145,669	145,680	145,601
Funds from operations per share (diluted)	$0.42	$0.41	$1.33	$1.22
Core funds from operations per share (diluted)	$0.42	$0.42	$1.33	$1.23

**Number of shares of common stock outstanding as of end of period	145,295	145,234	145,295	145,234

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016

GAAP net income applicable to common stock	$126,133	$(13,107)	$126,133	$(13,107)
Net income applicable to noncontrolling interest	(4)	(14)	(4)	(14)
Interest expense	16,183	15,496	16,183	15,496
Depreciation (1)	29,993	31,667	29,993	31,667
Amortization (1)	18,107	18,640	18,107	18,640
Impairment loss on real estate assets	—	22,951	—	22,951
(Gain)/loss on sale of real estate assets (1)	(113,195)	57	(113,195)	57
EBITDAre	77,217	75,690	77,217	75,690
Acquisition costs	—	955	—	955
Net (recoveries)/loss from casualty events	25	(34)	25	(34)
Core EBITDA*	77,242	76,611	77,242	76,611
General & administrative expenses (1)	6,631	7,437	6,631	7,437
Management fee revenue	(241)	(295)	(241)	(295)
Other income (1)	(315)	(235)	(315)	(235)
Straight line effects of lease revenue (1)	(3,602)	(4,140)
Amortization of lease-related intangibles (1)	(1,720)	(1,152)
Property NOI*	77,995	78,226	83,317	83,518
Net operating income from:
Acquisitions	(4,584)	(2,485)	(7,512)	(2,779)
Dispositions	(9)	(5,724)	(12)	(5,905)
Other investments (2)	(99)	(332)	(764)	(651)
Same Store NOI *	$73,303	$69,685	$75,029	$74,183
Change period over period in Same Store NOI	5.2%	N/A	1.1%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Nine Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016

GAAP net income applicable to common stock	$164,947	$69,543	$164,947	$69,543
Net income applicable to noncontrolling interest	(10)	(7)	(10)	(7)
Interest expense	52,661	48,294	52,661	48,294
Depreciation (1)	90,933	95,127	90,933	95,127
Amortization (1)	57,828	53,880	57,828	53,880
Impairment loss on real estate assets	—	33,901	—	33,901
Gain on sale of real estate assets (1)	(119,634)	(73,758)	(119,634)	(73,758)
EBITDAre	246,725	226,980	246,725	226,980
Acquisition costs	6	972	6	972
Net (recoveries)/loss from casualty events	57	(34)	57	(34)
Core EBITDA*	246,788	227,918	246,788	227,918
General & administrative expenses (1)	23,291	23,565	23,291	23,565
Management fee revenue	(724)	(810)	(724)	(810)
Other (income)/expense (1)	(291)	1	(291)	1
Straight line effects of lease revenue (1)	(15,939)	(15,115)
Amortization of lease-related intangibles (1)	(4,890)	(3,680)
Property NOI*	248,235	231,879	269,064	250,674
Net operating income from:
Acquisitions	(13,201)	(2,485)	(22,160)	(2,779)
Dispositions	(11,403)	(27,023)	(11,462)	(28,042)
Other investments(2)	521	(362)	(1,852)	(874)
Same Store NOI *	$224,152	$202,009	$233,590	$218,979
Change period over period in Same Store NOI	11.0%	N/A	6.7%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 3100 Clarendon Boulevard in Arlington, Virginia, Enclave Place in Houston, Texas, and 500 TownPark in Lake Mary, Florida, are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: i) they were owned, ii) they were not under development / redevelopment, and iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.